Exhibit 23.1

KPMG LLP Bay Adelaide Centre 333 Bay Street Suite 4600 Toronto ON M5H 2S5	Telephone Fax Internet	(416) 777-8500 (416) 777-8818 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

McEwen Mining Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-4 of McEwen Mining Inc. of:

•                  our audit report dated March 11, 2016, on the financial statements of McEwen Mining Inc., which comprise the consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for the year ended December 31, 2015, and notes, comprising a summary of significant accounting policies and other explanatory information, which report appears in the December 31, 2017 annual report on Form 10-K of McEwen Mining Inc.

•                  our audit report dated December 15, 2017, on the carve-out financial statements of Black Fox Complex, which comprise the carve out statement of financial position as at December 31, 2016, and the related carve-out statements of operations and comprehensive loss, equity in net assets, and cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, which report appears in the Form 8-K/A of McEwen Mining Inc. dated October 6, 2017.

Our report dated December 15, 2017 contains an emphasis of matter paragraph that Black Fox Complex has no committed sources of financing and is dependent on financing from its parent to fund its future operations that raises substantial doubt about its ability to continue as a going concern. The carve-out financial statements do not include any adjustments that might result from the outcome of that uncertainty.  Our opinion is not modified with respect to this matter.

Our report dated December 15, 2017 also contains an other matter paragraph, which describes the basis of preparation used in the carve-out financial statements.  Our opinion is not modified with respect to this matter.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

August 15, 2018

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.